 Press Release

BioPharmX Receives Notice of Noncompliance from NYSE American

MENLO PARK, Calif., Dec.  20, 2018 /PRNewswire/ -- BioPharmX Corporation (NYSE American: BPMX), a specialty pharmaceutical company focused on developing innovative medical dermatology products, received a notice on December 17, 2018 from the NYSE American LLC (the “NYSE American”) that the Company is not in compliance with the stockholders' equity requirements set forth in Section 1003(a)(i) and Section 1003(a)(ii) of the NYSE American Company Guide. The Company reported stockholders' equity of $0.6 million as of October 31, 2018 and net losses in its five most recent fiscal years ended January 31, 2018.  The continued listing standards require listed companies to maintain stockholders' equity of $2.0 million or more if they have reported losses from continuing operations and/or net losses in their three most recent fiscal years.    As previously announced, NYSE Regulation reviewed the Company's plan to regain compliance with the continued listing standards and granted a plan period through September 24, 2019.

The Company's common stock will continue to be listed and traded on NYSE American during the plan period, subject to the Company's compliance with NYSE American's other applicable continued listing standards. The letter does not affect the company's business operations or its Securities and Exchange Commission reporting requirements.

About BioPharmX® Corporation
BioPharmX Corporation (NYSE American: BPMX) is a specialty pharmaceutical company developing prescription products through proprietary platform technologies for dermatology indications. To learn more about BioPharmX, visit www.BioPharmX.com.

Forward-Looking Statement
The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. This press release contains forward-looking statements about the company's expectations, plans, intentions, and strategies, including, but not limited to, our ability to regain compliance with the continued listing standards of the NYSE American. Additional risks are set forth in our filings with the Securities and Exchange Commission, including those described in the company's Quarterly Report on Form 10-Q for the most recent fiscal quarter. The forward-looking statements included in this news release are made only as of the date hereof, and the company undertakes no obligation to publicly update such statements. BioPharmX is a registered trademark of BioPharmX, Inc.

For further information:    investors@biopharmx.com